Exhibit 99.1

The Bancorp, Inc. Reports Second Quarter Financial Results

Wilmington, DE – July 25, 2024 – The Bancorp, Inc. ("The Bancorp" “the Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported financial results for the second quarter of 2024.

Recent Developments

The Company entered into a purchase and sale agreement for an apartment property acquired by The Bancorp Bank through foreclosure in connection with a real estate bridge lending (“REBL”) loan. At June 30, 2024, the related $39.4 million balance, comprised the majority of our other real estate owned. The purchaser made an earnest money deposit of $125,000 in July 2024, with additional required deposits projected to total $500,000 prior to the December 31, 2024, closing deadline.  The sales price is expected to cover the Company’s current other real estate owned balance plus the forecasted cost of improvements to the property. There can be no assurance that the purchaser will consummate the sale of the property, but if not consummated, earnest money deposits would accrue to the Company.

One of the accounting estimates as described in the notes to our financial statements, is the allowance for credit losses (“ACL”), which is sensitive to a variety of inherent portfolio and external factors. REBL may be one of the more sensitive portfolios to such factors. In the second quarter of 2024, REBL loans classified as either special mention or substandard increased to $177.1 million from $165.2 million at March 31, 2024. Each classified loan was evaluated for a potential increase in the ACL on the basis of third-party appraisals of related apartment building collateral. On the basis of “as is” and “as stabilized” loan to values (“LTV’s”), increases to the allowance for specific loans was not required. The respective weighted average “as is” and “as stabilized” LTVs were 81% and 69%, based on third party appraisals, the majority of which were performed in 2024. The current allowance for credit losses for REBL, is primarily based upon historical industry losses for multi-family loans, in the absence of significant historical losses within the Company’s REBL portfolio. However, as a result of increasing amounts of loans classified as special mention and substandard, the Company will evaluate potential related sensitivity of that factor for REBL. This evaluation is inherently subjective as it requires material estimates that may be susceptible to change as more information becomes available.

The Company has a single $12.6 million par value security in its investment portfolio, which is the only security remaining from its securitization business, which was exited in 2020. As a result of appraisals received from the servicer in the second quarter of 2024, the Company placed the security into non-accrual status, notwithstanding that those appraisals, with lower values than prior appraisals, exceeded principal and accrued interest. The following table reflects the related non-GAAP second quarter impact.

	Net Income (000’s)	EPS
GAAP	$53,686	$1.05
Interest income impact of legacy security transferred to nonaccrual, net of tax	1,009	0.02
As adjusted, non-GAAP	$54,695	$1.07

In the second quarter of 2024, the Company initiated its measured entry into consumer fintech lending, by which the Company makes consumer loans with the marketing and servicing assistance of its existing and planned new fintech relationships. While the $72.4 million of such loans at June 30, 2024 did not significantly impact income during the quarter, such lending is expected to meaningfully impact both the balance sheet and income in the future. We expect that impact will be reflected in a lower cost of funds for related deposits and increased transaction fees.

Highlights

•	The Bancorp reported net income of $53.7 million, or $1.05 per diluted share (“EPS”), for the quarter ended June 30, 2024, compared to net income of $49.0 million, or $0.89 per diluted share, for the quarter ended June 30, 2023, or an EPS increase of 18%. While net income increased 10% between these periods, outstanding shares were decreased as a result of common share repurchases which were significantly increased in 2024.

•	Return on assets and equity for the quarter ended June 30, 2024, amounted to 2.8% and 27%, respectively, compared to 2.6% and 27%, respectively, for the quarter ended June 30, 2023 (all percentages “annualized”).

•	Net interest income increased 8% to $93.8 million for the quarter ended June 30, 2024, compared to $87.2 million for the quarter ended June 30, 2023.

•	Net interest margin amounted to 4.97% for the quarter ended June 30, 2024, compared to 4.83% for the quarter ended June 30, 2023, and 5.15% for the quarter ended March 31, 2024.

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•	Loans, net of deferred fees and costs were $5.61 billion at June 30, 2024, compared to $5.36 billion at December 31, 2023 and $5.27 billion at June 30, 2023. Those changes reflected an increase of 3% quarter over linked quarter and an increase of 6% year over year.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid and debit cards, increased $4.36 billion, or 13%, to $37.14 billion for the quarter ended June 30, 2024, compared to the quarter ended June 30, 2023. The increase reflects continued organic growth with existing partners and the impact of clients added within the past year. Total prepaid, debit card, ACH, and other payment fees increased 13% to $27.8 million for the second quarter of 2024 compared to the second quarter of 2023.

•	Small business loans (“SBL”), including those held at fair value, amounted to $964.4 million at June 30, 2024, or 16% higher year over year, and 4% higher quarter over linked quarter, excluding the impact of $28.6 million of loans with related secured borrowings.

•	Direct lease financing balances increased 8% year over year to $711.4 million at June 30, 2024, and 1% over March 31, 2024.

•	At June 30, 2024, real estate bridge loans of $2.12 billion had grown 1% compared to a $2.10 billion balance at March 31, 2024, and 16% compared to the June 30, 2023 balance of $1.83 billion. These real estate bridge loans consist entirely of rehabilitation loans for apartment buildings.

•	Security backed lines of credit (“SBLOC”), insurance backed lines of credit (“IBLOC”), and investment advisor financing loans collectively decreased 13% year over year and increased 1% quarter over linked quarter to $1.80 billion at June 30, 2024.

•	The average interest rate on $6.96 billion of average deposits and interest-bearing liabilities during the second quarter of 2024 was 2.50%. Average deposits of $6.72 billion for the second quarter of 2024 increased $213 million over first quarter 2024, while historically, average deposits have tended to decrease between those periods, as tax refund related balances decline.

•	As of June 30, 2024, tier one capital to assets (leverage), tier one capital to risk-weighted assets, total capital to risk-weighted assets and common equity-tier 1 to risk-weighted assets ratios were 10.07%, 14.13%, 14.68% and 14.13%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp Bank, National Association, remains well capitalized under banking regulations.

•	Book value per common share at June 30, 2024 was $15.77 compared to $13.74 per common share at June 30, 2023, an increase of 15%.

•	The Bancorp repurchased 3,018,405 shares of its common stock at an average cost of $33.13 per share during the quarter ended June 30, 2024. As a result of the increase in the share repurchase in the second quarter of 2024, from $50.0 million to $100.0 million, outstanding shares at June 30, 2024 amounted to 49.3 million, compared to 53.2 million shares at December 31, 2023, or a reduction of 7.4%

•	The Bancorp emphasizes safety and soundness and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

•	The vast majority of The Bancorp’s funding is comprised of FDIC-insured and/or small balance accounts, which adjust to only a portion of changes in rates. The Bancorp also has lines of credit with U.S. government sponsored agencies totaling approximately $3.1 billion as of June 30, 2024, as well as access to other forms of liquidity.

•	In its real estate bridge lending portfolio, The Bancorp has minimal exposure to non-multifamily commercial real estate such as office buildings, and instead has a portfolio largely comprised of rehabilitation bridge loans for apartment buildings. These loans generally have three year terms with two one-year extensions to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders. The rehabilitation real estate lending portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of The Bancorp’s rehabilitation bridge loan portfolio is evidenced by the estimated values of underlying collateral. The Bancorp’s $2.1 billion apartment
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bridge lending portfolio at June 30, 2024 has a weighted average origination date “as is” LTV of 70%, based on third party appraisals.  Further, the weighted average origination date “as stabilized” LTV, which measures the estimated value of the apartments after the rehabilitation is complete may provide even greater protection.

•	As part of the underwriting process, The Bancorp reviews borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news and lien searches, visitations by bank personnel and/or designated engineers, and other information sources.

•	Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues, and expedited action to address on a timely basis.

•	Operations and ongoing loan evaluation are overseen by multiple levels of management, in addition to the real estate bridge lending team’s experienced professional staff and third-party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to real estate bridge lending, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the real estate bridge lending team. There is also a separate loan review department, a surveillance committee and additional staff which evaluate potential losses under the current expected credit losses methodology (“CECL”), all of which similarly do not report to anyone on the real estate bridge lending team.

•	SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50-60% LTV’s.

•	Additional details regarding our loan portfolios are included in the related tables in this press release, as is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding and earnings levels, may present opportunities to further increase shareholder value, while still prudently maintaining capital levels. Such opportunities include the recently increased planned stock repurchases noted above.

•	In the second quarter of 2024, the Company purchased approximately $900 million of fixed rate government sponsored entity backed commercial and residential mortgage securities of varying maturities, with an approximate 5.11% weighted average yield, and estimated weighted average lives of eight years, to reduce its exposure to lower levels of net interest income, should the Federal Reserve begin decreasing rates. Such purchases would also reduce the additional net interest income which will result if the Federal Reserve increases rates. While there are many variables and limitations to estimating exposure to changes in rates, such purchases and continuing fixed rate loan originations are projected to reduce such exposure to modest levels. In prior years, The Bancorp deferred adding fixed rate securities when yields were particularly low, which has afforded the flexibility to benefit from, and secure, more advantageous securities and loan rates.

“The second quarter, which usually reflects greater tax refund related runoff, instead showed continued broad based momentum in deposit volumes, and deposit stability,” said Damian Kozlowski CEO and President of The Bancorp.” Growth trends and the reduction of shares through buybacks should support continued strong EPS growth in 2024 and beyond. We are lifting our 2024 guidance to $4.35 a share from $4.25 a share without including the impact of $50 million of quarterly share buybacks. We intend to issue preliminary 2025 guidance in our 3rd quarter press release.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp's Quarterly Earnings Conference Call at 8:00 AM ET Friday, July 26, 2024 by clicking on the webcast link on The Bancorp's homepage at www.thebancorp.com. Or you may dial 1.800.225.9448, conference code BANCORP. You may listen to the replay of the webcast following the live call on The Bancorp's investor relations website or telephonically until Friday, August 2, 2024, by dialing 1.800.934.5153.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, National Association, (or “The Bancorp Bank, N.A.”) provides non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the

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financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business which are not historical facts are "forward-looking statements." These statements may be identified by the use of forward-looking terminology, including but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words, and are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results, events or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those filings. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
Consolidated condensed income statements	2024	2023	2024	2023
	(Dollars in thousands, except per share and share data)

Net interest income	$93,795	$87,195	$188,213	$173,011
Provision for credit losses on loans	1,252	361	3,421	2,264
Non-interest income
ACH, card and other payment processing fees	3,000	2,429	5,964	4,600
Prepaid, debit card and related fees	24,755	22,177	49,041	45,500
Net realized and unrealized gains on commercial
loans, at fair value	503	1,921	1,599	3,646
Leasing related income	1,429	1,511	1,817	3,001
Consumer credit fintech fees	140	—	140	—
Other non-interest income	895	1,298	1,543	1,578
Total non-interest income	30,722	29,336	60,104	58,325
Non-interest expense
Salaries and employee benefits	33,863	33,167	64,143	62,952
Data processing expense	1,423	1,398	2,844	2,719
Legal expense	633	949	1,454	1,907
FDIC insurance	869	472	1,714	1,427
Software	4,637	4,317	9,126	8,554
Other non-interest expense	10,021	9,640	18,877	20,414
Total non-interest expense	51,446	49,943	98,158	97,973
Income before income taxes	71,819	66,227	146,738	131,099
Income tax expense	18,133	17,218	36,623	32,968
Net income	53,686	49,009	110,115	98,131

Net income per share - basic	$1.05	$0.89	$2.12	$1.78

Net income per share - diluted	$1.05	$0.89	$2.10	$1.76
Weighted average shares - basic	50,937,055	54,871,681	51,842,097	55,160,642
Weighted average shares - diluted	51,337,491	55,269,640	52,327,122	55,653,950

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Condensed consolidated balance sheets	June 30,	March 31,	December 31,	June 30,
	2024 (unaudited)	2024 (unaudited)	2023	2023 (unaudited)
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$5,741	$9,105	$4,820	$6,496
Interest earning deposits at Federal Reserve Bank	399,853	1,241,363	1,033,270	874,050
Total cash and cash equivalents	405,594	1,250,468	1,038,090	880,546

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss effective December 31, 2023	1,581,006	718,247	747,534	776,410
Commercial loans, at fair value	265,193	282,998	332,766	396,581
Loans, net of deferred fees and costs	5,605,727	5,459,344	5,361,139	5,267,574
Allowance for credit losses	(28,575)	(28,741)	(27,378)	(23,284)
Loans, net	5,577,152	5,430,603	5,333,761	5,244,290
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	15,642	15,642	15,591	20,157
Premises and equipment, net	28,038	27,482	27,474	26,408
Accrued interest receivable	43,720	37,861	37,534	34,062
Intangible assets, net	1,452	1,552	1,651	1,850
Other real estate owned	57,861	19,559	16,949	20,952
Deferred tax asset, net	20,556	21,764	21,219	19,215
Other assets	149,187	109,680	133,126	122,435
Total assets	$8,145,401	$7,915,856	$7,705,695	$7,542,906

Liabilities:
Deposits
Demand and interest checking	$7,095,391	$6,828,159	$6,630,251	$6,554,967
Savings and money market	60,297	62,597	50,659	68,084
Total deposits	7,155,688	6,890,756	6,680,910	6,623,051

Securities sold under agreements to repurchase	—	—	42	42
Senior debt	96,037	95,948	95,859	95,682
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	38,283	38,407	38,561	9,917
Other liabilities	65,001	60,579	69,641	51,646
Total liabilities	$7,368,410	$7,099,091	$6,898,414	$6,793,739

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 49,267,403 and 54,542,284 shares issued and outstanding at June 30, 2024 and 2023, respectively	49,268	52,253	53,203	54,542
Additional paid-in capital	72,171	166,335	212,431	256,115
Retained earnings	671,730	618,044	561,615	467,450
Accumulated other comprehensive loss	(16,178)	(19,867)	(19,968)	(28,940)
Total shareholders' equity	776,991	816,765	807,281	749,167

Total liabilities and shareholders' equity	$8,145,401	$7,915,856	$7,705,695	$7,542,906

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Average balance sheet and net interest income	Three months ended June 30, 2024			Three months ended June 30, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$5,749,565	$114,970	8.00%	$5,730,384	$107,299	7.49%
Leases-bank qualified(2)	4,621	117	10.13%	3,801	100	10.52%
Investment securities-taxable	1,454,393	17,520	4.82%	778,100	9,873	5.08%
Investment securities-nontaxable(2)	2,895	50	6.91%	3,234	53	6.56%
Interest earning deposits at Federal Reserve Bank	341,863	4,677	5.47%	701,057	8,997	5.13%
Net interest earning assets	7,553,337	137,334	7.27%	7,216,576	126,322	7.00%

Allowance for credit losses	(28,568)			(23,895)
Other assets	266,061			231,035
	$7,790,830			$7,423,716

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$6,657,386	$39,542	2.38%	$6,399,750	$36,688	2.29%
Savings and money market	60,212	457	3.04%	78,252	728	3.72%
Total deposits	6,717,598	39,999	2.38%	6,478,002	37,416	2.31%

Short-term borrowings	92,412	1,295	5.61%	—	—	—
Repurchase agreements	—	—	—	41	—	—
Long-term borrowings	38,362	685	7.14%	9,949	128	5.15%
Subordinated debentures	13,401	291	8.69%	13,401	271	8.09%
Senior debt	95,984	1,234	5.14%	96,890	1,280	5.28%
Total deposits and liabilities	6,957,757	43,504	2.50%	6,598,283	39,095	2.37%

Other liabilities	36,195			88,276
Total liabilities	6,993,952			6,686,559

Shareholders' equity	796,878			737,157
	$7,790,830			$7,423,716
Net interest income on tax equivalent basis(2)		$93,830			$87,227

Tax equivalent adjustment		35			32

Net interest income		$93,795			$87,195
Net interest margin(2)			4.97%			4.83%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Average balance sheet and net interest income	Six months ended June 30, 2024			Six months ended June 30, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$5,733,413	$229,130	7.99%	$5,858,040	$213,503	7.29%
Leases-bank qualified(2)	4,683	233	9.95%	3,582	169	9.44%
Investment securities-taxable	1,093,996	27,154	4.96%	776,089	19,173	4.94%
Investment securities-nontaxable(2)	2,895	100	6.91%	3,288	94	5.72%
Interest earning deposits at Federal Reserve Bank	607,968	16,561	5.45%	640,864	15,582	4.86%
Net interest earning assets	7,442,955	273,178	7.34%	7,281,863	248,521	6.83%

Allowance for credit losses	(27,862)			(23,215)
Other assets	323,244			234,037
	$7,738,337			$7,492,685

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$6,553,107	$78,256	2.39%	$6,401,678	$69,071	2.16%
Savings and money market	55,591	904	3.25%	105,105	1,947	3.70%
Time deposits	—	—	—	41,933	858	4.09%
Total deposits	6,608,698	79,160	2.40%	6,548,716	71,876	2.20%

Short-term borrowings	46,892	1,314	5.60%	10,193	234	4.59%
Repurchase agreements	6	—	—	41	—	—
Long-term borrowings	38,439	1,371	7.13%	9,973	254	5.09%
Subordinated debentures	13,401	583	8.70%	13,401	532	7.94%
Senior debt	95,939	2,467	5.14%	97,985	2,559	5.22%
Total deposits and liabilities	6,803,375	84,895	2.50%	6,680,309	75,455	2.26%

Other liabilities	142,826			90,777
Total liabilities	6,946,201			6,771,086

Shareholders' equity	792,136			721,599
	$7,738,337			$7,492,685
Net interest income on tax equivalent basis(2)		$188,283			$173,066

Tax equivalent adjustment		70			55

Net interest income		$188,213			$173,011
Net interest margin(2)			5.06%			4.75%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Allowance for credit losses	Six months ended		Year ended
	June 30,	June 30,	December 31,
	2024 (unaudited)	2023 (unaudited)	2023
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$27,378	$22,374	$22,374

Loans charged-off:
SBA non-real estate	417	871	871
SBA commercial mortgage	—	—	76
Direct lease financing	2,301	1,439	3,666
IBLOC	—	—	24
Consumer - home equity	10	—	—
Other loans	6	3	3
Total	2,734	2,313	4,640

Recoveries:
SBA non-real estate	32	298	475
SBA commercial mortgage	—	75	75
Direct lease financing	59	175	330
Consumer - home equity	—	49	299
Total	91	597	1,179
Net charge-offs	2,643	1,716	3,461
Provision for credit losses, excluding commitment provision	3,840	2,626	8,465

Balance in allowance for credit losses at end of period	$28,575	$23,284	$27,378
Net charge-offs/average loans	0.05%	0.03%	0.07%
Net charge-offs/average assets	0.03%	0.02%	0.05%

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Loan portfolio	June 30,	March 31,	December 31,	June 30,
	2024 (unaudited)	2024 (unaudited)	2023	2023 (unaudited)
	(Dollars in thousands)

SBL non-real estate	$171,893	$140,956	$137,752	$117,621
SBL commercial mortgage	647,894	637,926	606,986	515,008
SBL construction	30,881	27,290	22,627	32,471
Small business loans	850,668	806,172	767,365	665,100
Direct lease financing	711,403	702,512	685,657	657,316
SBLOC / IBLOC(1)	1,558,095	1,550,313	1,627,285	1,883,607
Advisor financing(2)	238,831	232,206	221,612	173,376
Real estate bridge loans	2,119,324	2,101,896	1,999,782	1,826,227
Consumer fintech(3)	70,081	—	—	—
Other loans(4)	46,592	56,163	50,638	55,644
	5,594,994	5,449,262	5,352,339	5,261,270
Unamortized loan fees and costs	10,733	10,082	8,800	6,304
Total loans, including unamortized fees and costs	$5,605,727	$5,459,344	$5,361,139	$5,267,574

Small business portfolio	June 30,	March 31,	December 31,	June 30,
	2024 (unaudited)	2024 (unaudited)	2023	2023 (unaudited)
	(Dollars in thousands)

SBL, including unamortized fees and costs	$860,226	$816,151	$776,867	$673,667
SBL, included in loans, at fair value	104,146	109,131	119,287	134,131
Total small business loans(5)	$964,372	$925,282	$896,154	$807,798

(1) SBLOC are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At June 30, 2024 and December 31, 2023, IBLOC loans amounted to $582.8 million and $646.9 million, respectively.

(2) In 2020 The Bancorp began originating loans to investment advisors for purposes of debt refinancing, acquisition of another firm or internal succession. Maximum loan amounts are subject to loan-to-value (“LTV”) ratios of 70% of the business enterprise value based on a third-party valuation, but may be increased depending upon the debt service coverage ratio. Personal guarantees and blanket business liens are obtained as appropriate.

(3) Consumer fintech loans consist primarily of secured credit card loans.

(4) Includes demand deposit overdrafts reclassified as loan balances totaling $279,000 and $1.7 million at June 30, 2024 and December 31, 2023, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and are immaterial.

(5) The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans as of June 30, 2024

Loan principal
(Dollars in millions)
U.S. government guaranteed portion of SBA loans(1)	$400
PPP loans(1)	2
Commercial mortgage SBA(2)	336
Construction SBA(3)	14
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(4)	117
Non-SBA SBLs	56
Other(5)	28
Total principal	$953
Unamortized fees and costs	11
Total SBLs	$964

(1) Includes the portion of SBA 7(a) Program loans and PPP loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(2) Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50-60%, to which The Bancorp adheres.

(3) Includes $6 million in 504 Program first mortgages with an origination date LTV of 50-60%, and $8 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(4) Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(5) Comprised of $29 million of loans sold that do not qualify for true sale accounting.

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Small business loans by type as of June 30, 2024

(Excludes government guaranteed portion of SBA 7(a) Program and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Hotels and motels	$76	$—	$—	$76	15%
Funeral homes and funeral services	22	—	25	47	9%
Full-service restaurants	29	5	2	36	7%
Child day care services	23	1	2	26	5%
Car washes	17	1	—	18	3%
General line grocery merchant wholesalers	17	—	—	17	3%
Homes for the elderly	16	—	—	16	3%
Outpatient mental health and substance abuse centers	15	—	—	15	3%
Gasoline stations with convenience stores	15	—	—	15	3%
Fitness and recreational sports centers	8	—	2	10	2%
Nursing care facilities	9	—	—	9	2%
Lawyer's office	9	—	—	9	2%
Limited-service restaurants	4	1	3	8	2%
Caterers	7	—	—	7	1%
All other specialty trade contractors	7	—	—	7	1%
General warehousing and storage	6	—	—	6	1%
Plumbing, heating, and air-conditioning contractors	5	—	1	6	1%
Other accounting services	5	—	—	5	1%
Offices of real estate agents and brokers	5	—	—	5	1%
Other miscellaneous durable goods merchant	5	—	—	5	1%
Other technical and trade schools	5	—	—	5	1%
Packaged frozen food merchant wholesalers	5	—	—	5	1%
Lessors of nonresidential buildings (except miniwarehouses)	5	—	—	5	1%
All other amusement and recreation industries	4	—	—	4	1%
Other(2)	122	10	29	161	30%
Total	$441	$18	$64	$523	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $109 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $29 million of loans sold that do not qualify for true sale accounting.

(2) Loan types of less than $4 million are spread over approximately one hundred different business types.

State diversification as of June 30, 2024

(Excludes government guaranteed portion of SBA 7(a) Program loans and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$117	$3	$5	$125	24%
Florida	76	4	3	83	16%
North Carolina	38	1	5	44	8%
Pennsylvania	21	—	14	35	7%
New York	28	2	2	32	6%
Texas	22	2	6	30	6%
Georgia	26	1	1	28	5%
New Jersey	21	3	3	27	5%
Other States	92	2	25	119	23%
Total	$441	$18	$64	$523	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $109 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $29 million of loans that do not qualify for true sale accounting.

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Top 10 loans as of June 30, 2024

Type(1)	State	SBL commercial mortgage
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	PA	13
Outpatient mental health and substance abuse center	FL	10
Funeral homes and funeral services	ME	9
Hotel	FL	8
Lawyer's office	CA	8
Hotel	NC	7
General warehousing and storage	PA	6
Hotel	FL	6
Hotel	NY	6
Total		$86

(1) The table above does not include loans to the extent that they are U.S. government guaranteed.

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Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of June 30, 2024

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multifamily apartment loans recorded at amortized cost)(1)	160	$2,119	70%	9.19%

Non-SBA commercial real estate loans, at fair value:
Multifamily (apartment bridge loans)(1)	7	$116	76%	9.20%
Hospitality (hotels and lodging)	2	27	65%	9.82%
Retail	2	12	72%	8.19%
Other	2	9	73%	5.10%
	13	164	74%	9.18%
Fair value adjustment		(3)
Total non-SBA commercial real estate loans, at fair value		161
Total commercial real estate loans		$2,280	70%	9.19%

(1) In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale, but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 61%.

State diversification as of June 30, 2024			15 largest loans as of June 30, 2024

State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$778	71%	Texas	$47	72%
Georgia	259	69%	Texas	46	75%
Florida	245	69%	Tennessee	40	72%
Michigan	132	68%	Michigan	38	62%
Indiana	105	70%	Texas	37	80%
Ohio	73	67%	Texas	36	67%
New Jersey	71	68%	Florida	35	72%
Other States each <$60 million	617	71%	Pennsylvania	34	63%
Total	$2,280	70%	Indiana	34	76%
			Texas	33	62%
			New Jersey	32	62%
			Michigan	32	79%
			Oklahoma	31	78%
			Texas	31	77%
			Michigan	29	66%
			15 largest commercial real estate loans	$535	71%
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Institutional banking loans outstanding at June 30, 2024

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$975	54%
IBLOC	583	32%
Advisor financing	239	14%
Total	$1,797	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOCs generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at June 30, 2024

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$11	17%
	9	48%
	8	36%
	8	68%
	8	65%
	8	80%
	8	24%
	8	34%
	7	22%
	7	44%
Total and weighted average	$82	43%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us.  We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, fifteen insurance companies have been approved and, as of April 17, 2024, all were rated A- (Excellent) or better by AM BEST.

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Direct lease financing by type as of June 30, 2024

	Principal balance(1)	% Total
	(Dollars in millions)
Government agencies and public institutions(2)	$129	18%
Construction	111	16%
Waste management and remediation services	98	14%
Real estate and rental and leasing	82	12%
Health care and social assistance	28	4%
Other services (except public administration)	23	3%
Professional, scientific, and technical services	23	3%
General freight trucking	21	3%
Finance and insurance	13	2%
Transit and other transportation	13	2%
Wholesale trade	10	1%
Educational services	7	1%
Other	153	21%
Total	$711	100%

(1) Of the total $711 million of direct lease financing, $642 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

(2) Includes public universities and school districts.

Direct lease financing by state as of June 30, 2024

State	Principal balance	% Total
	(Dollars in millions)
Florida	$106	15%
New York	66	9%
Utah	60	8%
California	52	7%
Pennsylvania	43	6%
Connecticut	41	6%
New Jersey	39	5%
North Carolina	36	5%
Maryland	34	5%
Texas	28	4%
Idaho	18	3%
Washington	15	2%
Georgia	15	2%
Ohio	13	2%
Alabama	12	2%
Other States	133	19%
Total	$711	100%

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Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average	to risk-weighted	to risk-weighted	tier 1 to risk
	assets ratio	assets ratio	assets ratio	weighted assets
As of June 30, 2024
The Bancorp, Inc.	10.07%	14.13%	14.68%	14.13%
The Bancorp Bank, National Association	11.21%	15.69%	16.24%	15.69%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2023
The Bancorp, Inc.	11.19%	15.66%	16.23%	15.66%
The Bancorp Bank, National Association	12.37%	17.35%	17.92%	17.35%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Selected operating ratios
Return on average assets(1)	2.77%	2.65%	2.86%	2.64%
Return on average equity(1)	27.10%	26.67%	27.95%	27.42%
Net interest margin	4.97%	4.83%	5.06%	4.75%

(1) Annualized

Book value per share table	June 30,	March 31,	December 31,	June 30,
	2024	2024	2023	2023
Book value per share	$15.77	$15.63	$15.17	$13.74

Loan delinquency and other real estate owned	June 30, 2024
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
SBL non-real estate	$78	$311	$764	$2,448	$3,601	$168,292	$171,893
SBL commercial mortgage	—	336	—	5,211	5,547	642,347	647,894
SBL construction	—	—	—	3,385	3,385	27,496	30,881
Direct lease financing	4,575	4,415	2,224	3,870	15,084	696,319	711,403
SBLOC / IBLOC	12,448	2,101	1,284	—	15,833	1,542,262	1,558,095
Advisor financing	—	—	—	—	—	238,831	238,831
Real estate bridge loans(1)	—	12,300	—	—	12,300	2,107,024	2,119,324
Consumer fintech	—	—	—	—	—	70,081	70,081
Other loans	96	—	4	—	100	46,492	46,592
Unamortized loan fees and costs	—	—	—	—	—	10,733	10,733
	$17,197	$19,463	$4,276	$14,914	$55,850	$5,549,877	$5,605,727

(1) The $12.3 million shown in the 60-89 days past due column for real estate bridge loans is collateralized by apartment building property with 72% and 56% “as is” and “as stabilized” LTVs, respectively, based upon a May 2024 appraisal. “As stabilized” LTVs represent additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. See footnote (2) to the tables directly below for additional information on this loan.

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Other real estate owned year to date activity

June 30, 2024
Beginning balance	$16,949
Transfer from loans, net	40,032
Transfer from commercial loans, at fair value	880
Ending balance	$57,861

	June 30,	March 31,	December 31,	June 30,
	2024	2024	2023	2023
	(Dollars in thousands)
Asset quality ratios:
Nonperforming loans to total loans(1)	0.34%	1.05%	0.25%	0.28%
Nonperforming assets to total assets(1)	0.95%	0.97%	0.39%	0.47%
Allowance for credit losses to total loans	0.51%	0.53%	0.51%	0.44%

(1) In the first quarter of 2024, a $39.4 million apartment building rehabilitation bridge loan was transferred to nonaccrual status. On April 2, 2024, the same loan was transferred from nonaccrual status to other real estate owned. We intend to complete the improvements, which have already begun, on the underlying apartment building. During the time that improvements are being completed, the Company intends to have a property manager lease improved units as they become available, prior to the sale of the property. The $39.4 million loan balance compares to a September 2023 third party “as is” appraisal of $47.8 million, or an 82% “as is” LTV, with additional potential collateral value as construction progresses, and units are re-leased at stabilized rental rates.

(2) Borrowers for a $12.3 million apartment property real estate bridge loan which had a six month payment deferral granted in the fourth quarter of 2023 have not resumed payments, and are reflected in the 60-89 days past due column in the table above. The related “as is” and “as stabilized” LTVs based on a May 2024 appraisal were respectively 72% and 56%. The “as stabilized” loan to value measures the apartment property’s value after renovations have been completed and units have generally been released. The Company originated a new loan with a new borrower for a previously reported $9.5 million REBL loan that was 60 to 89 days delinquent at March 31, 2024. The new borrower has greater financial capacity to complete the related project and negotiated three quarters of payment deferrals and a lower rate. The “as stabilized” LTV is approximately 85% after considering additional estimated future fundings to complete renovations. The aforementioned LTVs are based on third party appraisals performed within the past year.

Gross dollar volume (GDV)(1)	Three months ended
	June 30,	March 31,	December 31,	June 30,
	2024	2024	2023	2023
	(Dollars in thousands)
Prepaid and debit card GDV	$37,139,200	$37,943,338	$33,292,350	$32,776,154

(1) Gross dollar volume represents the total dollar amount spent on prepaid and debit cards issued by The Bancorp Bank, N.A.

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Business line quarterly summary
Quarter ended June 30, 2024
(Dollars in millions)

		Balances
			% Growth
Major business lines	Average approximate rates(1)	Balances(2)	Year over year	Linked quarter annualized
Loans
Institutional banking(3)	6.8%	$ 1,797	(13%)	3%
Small business lending(4)	7.4%	964	16%	17%
Leasing	8.0%	711	8%	5%
Commercial real estate (non-SBA loans, at fair value)	9.0%	161	nm	nm
Real estate bridge loans (recorded at book value)	9.2%	2,119	16%	3%
Weighted average yield	8.0%	$ 5,752			Non-interest income(5)
						% Growth
Deposits: Fintech Solutions group					Current quarter	Year over year
Prepaid and debit card issuance, and other payments	2.4%	$ 6,441	8%	nm	$ 27.8	13%

(1) Average rates are for the three months ended June 30, 2024.

(2) Loan and deposit categories are based on period-end and average quarterly balances, respectively.

(3) Institutional Banking loans are comprised of security backed lines of credit (SBLOC), collateralized by marketable securities, insurance backed lines of credit (IBLOC), collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4) Small Business Lending is substantially comprised of SBA loans. Growth rates exclude $29 million of loans that do not qualify for true sale accounting.

(5) Growth rate excludes Q1 2023 adjustments of $600,000 of fees related to a prior period and a $1.4 million termination fee from a client which formed its own bank.

Summary of credit lines available

Notwithstanding that the vast majority of The Bancorp’s funding is comprised of insured and small balance accounts, The Bancorp maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

June 30, 2024
(Dollars in thousands)
Federal Reserve Bank	$1,936,240
Federal Home Loan Bank	1,116,765
Total lines of credit available	$3,053,005

Estimated insured vs uninsured deposits

The vast majority of The Bancorp’s deposits are insured and low balance and accordingly do not constitute the liquidity risk experienced by certain institutions. Accordingly, the deposit base is comprised as follows.

June 30, 2024
Insured	93%
Low balance accounts	4%
Other uninsured	3%
Total deposits	100%

Calculation of efficiency ratio(1)

	Three months ended		Year ended
	June 30,	June 30,	December 31,
	2024	2023	2023
	(Dollars in thousands)
Net interest income	$93,795	$87,195	$354,052
Non-interest income	30,722	29,336	112,094
Total revenue	$124,517	$116,531	$466,146
Non-interest expense	$51,446	$49,943	$191,042

Efficiency ratio	41%	43%	41%

(1) The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income.  This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

17